Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation

Bliss International, Inc.	Texas
Decentralize Sharing Systems, Inc.	Nevada
DSS Administrative Group, Inc.	New York
DSS Asia Limited	Hong Kong
DSS BioHealth Security, Inc.	Nevada
DSS Blockchain Security, Inc.	Nevada
DSS Cyber Security Pte Ltd	Singapore
DSS Digital Inc.	New York
DSS International Inc.	Nevada
DSS Securities, Inc.	Nevada
DSS Technology Management, Inc.	Delaware
Plastic Printing Professionals, Inc.	New York
Premier Packaging Corporation	New York
Secuprint Inc.	New York